PRESS RELEASE

PATCH INTERNATIONAL INC.

January 22, 2007	(OTCBB:PTCH) (Frankfurt: PQGB)

Patch International Inc. Announces Receipt of Independent Engineering Report of Dover and Firebag Oil Sands Projects

Patch International Inc. (“Patch” or the “Corporation”) (OTCBB:PTCH, Frankfurt: PQGB) is pleased to announce that it has filed its initial independent resource reserve report (the “Report”) of certain oil sands properties of the Corporation. DeGolyer and MacNaughton Canada Limited (“DeGolyer”) was engaged to prepare and provide the National Instrument 51-101 compliant report on the Corporation’s Dover and Firebag Oil Sands Projects. The Report was prepared effective December 31, 2006, estimating the extent and value of the probable and possible recoverable reserves and the net present value of future net revenue attributable to such reserves based on constant and forecast prices and cost assumptions, on an area comprising 32 square miles of which the Corporation currently has earned a 30% working interest and has the right to earn an additional 50% (for a total of 80%) and 18 square miles of which the Corporation may earn a 75% working interest. The Report was prepared using assumptions and methodology guidelines outlined in the Canadian Oil and Gas Evaluation Handbook and in accordance with National Instrument 51-101. The Report can be accessed electronically from the on the Electronic Data Gathering, Analysis, and Retrieval System (EDGAR) website: www.edgar.com.

The aggregate probable and possible recoverable reserves attributed to the Corporation’s interest are estimated by the Report as follows:

Patch Share of Remaining Reserves as of December 31, 2006

	Probable (mmbbl)	Possible (mmbbl)	Total Probable and Possible (mmbbl)
Dover Oil Sands Project	96	264	360

Firebag Oil Sands Project	58	117	175

Total	154	381	534

Notes:

(1)	There were no proved reserves assigned to the lands at this time.
(2)

The table above is a summary of the heavy oil reserves of the Corporation assumes the Corporation has earned an 80% working interest in the Dover Oil Sands Project and a 75% working interest in the Firebag Oil Sands Project. The table summarizes the data contained in the Report and as a result may contain slightly different numbers than the Report due to rounding. The net reserves is stated without provision for interest costs, estimated royalties, production costs, development costs, other income, future capital expenditures, and well abandonment costs for only those wells assigned for evaluation of reserves by DeGolyer.

(3)

The recovery and reserve estimates of the Corporation’s heavy oil reserves provided herein are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided herein.

(4)	It should not be assumed that the present value of future net revenue attributable to the Corporation’s reserves estimated by DeGolyer represent the fair market value of those reserves.

Dover Oil Sands Project

The Corporation, through its wholly owned subsidiary, has earned a 30% working interest and has the right to earn an additional 50% working interest (for a total of 80% working interest) in 32 square miles of lands located in Townships 94-96, Ranges 14-15 W4M (the “Dover Oil Sands Project”), in the Fort McMurray area of central Alberta, Canada.

The Dover Oil Sands Project is approximately 40 miles northwest of Fort McMurray and consists of approximately 20,480 acres. The leases on these lands are valid for 15 years. The Dover Oil Sands Project is within 10 miles of several major oil sands developments including: (i) Petro-Canada's SAGD MacKay River project which has 2006 production forecast of more than 25,000 barrels per day (“b/d”) and has filed application with the Alberta Energy and Utilities Board to increase capacity to 70,000 b/d; (ii) TOTAL's Jocelyn SAGD/mining development with current operating, in application and announced capacity of 40,000 b/d and 200,000 b/d respectively; and (iii) Canadian Natural Resources Limited's Horizon mining development which has started a 3 phase construction project to establish a production capacity of up to 387,000 b/d. The Dover Oil Sands Project is also positioned close to existing oil and gas pipelines and an all weather road.

The productive zone is the McMurray Formation, comprised primarily of fluvial and estuarine channel sandstones, which form the main reservoir deposits. The Dover region is active with “SAGD” (steam assisted gravity drainage) projects in various states of development.

The first stage of the project is to offset existing oil sand pay on the land by drilling a number of vertical test wells, and shooting seismic (3D and 2D). The objective is to delineate the size and number of oil sands for future SAGD development.

Pursuant to the terms of a farmout agreement, the Corporation has earned a 30% working interest and has the right to earn an additional 50% working interest by completing a work program consisting of spudding 16 evaluation wells at mutually agreeable locations on the properties and the completion of a 2D seismic program on the properties on or before March 31, 2007 to earn up to an 80% working interest in the Dover Oil Sands Project.

Firebag Oil Sands Project

The Corporation, through its wholly owned subsidiary, has the right to earn a 75% working interest in 18 contiguous square miles of lands located in Townships 91-92, Range 2 W4M (the “Firebag Oil Sands Project”), in the Fort McMurray area of central Alberta, Canada.

The Firebag Oil Sands Project is approximately 40 miles east of Fort McMurray and represents approximately 11,520 acres. The leases on these lands are valid for 15 years. The productive zone is the McMurray Formation, comprised primarily of fluvial and estuarine channel sandstones, which form the main reservoir deposits. The Firebag region is active with SAGD projects in various states of development.

The first stage of the project is to offset existing oil sand pay on the lands by drilling a number of vertical test wells, and shooting seismic (3D and 2D). The objective is to delineate the reservoir size and recoverable reserves for the 18 sections for the lease holdings for future SAGD development. It is expected that the drilling of the vertical test wells will commence in January 2007. The capital budget for the test wells and seismic is estimated to be (U.S.) $7,000,000 and this capital will be made possible through current working capital of Patch and the completion of additional financings.

The closest oil sands development to the Firebag Oil Sands Project is the Firebag in-stu project operated by Suncor Energy Inc. which is approximately 25 miles northwest of the Firebag Oil Sands Project. The Suncor Firebag in-stu project is a SAGD project and is producing approximately 40,000 b/d but has approved and announced expansions to grow production to approximately 376,000 b/d.

Pursuant to the terms of a farmout agreement, by completing the following payments and work program the Corporation has the right to earn up to a 75% working interest in the Firebag Oil Sands Project:

1.	Patch shall earn a 25% undivided working interest in the Firebag Oil Sands Project subject to the following:
a)	a payment to the farmor in the amount of (Cdn.) $5,100,000 (of which $2,000,000 has been paid); and
b)

Patch shall reimburse the farmor for all expenditures made or liabilities incurred by the farmor to such date in maintaining, permits, approvals and equipment commitments, and in obtaining land, engineering, geological, geophysical and other services reasonably required to allow the first year evaluation wells to be drilled and the seismic program to be completed;

2.

Upon Patch earning its initial 25% undivided working interest in the Firebag Oil Sands Project, Patch shall earn an additional 25% undivided working interest (an aggregate 50% working interest) in the Firebag Oil Sands Project subject to spudding 8 evaluation wells at mutually agreeable locations on the properties and the completion of a 2D seismic program on the properties at a minimum cost of (Cdn.) $1,200,000 but not to exceed (Cdn.) $1,500,000 on or before March 31, 2007; and

3.

Upon Patch earning its initial 50% undivided working interest in the Firebag Oil Sands Project, Patch shall earn an additional 25% individual working interest (an aggregate 75% working interest) in the Firebag Oil Sands Project, subject o the following:

a)	a payment to the farmor in the amount of (Cdn.) $2,500,000 on or before April 1, 2007; and
b)

on or before April 1, 2008, spudding 4 evaluation wells at mutually agreeable locations on the properties and the completion of a 2D seismic program on the properties at a minimum cost of (Cdn.) $550,000 but not to exceed (Cdn.) $650,000 on or before March 31, 2008.

FOR FURTHER INFORMATION PLEASE CONTACT:

Michael S. Vandale

Patch International Inc., President and Chief Executive Officer

1-888-864-7372

email: mvandale@patchenergy.com.

Investor Relations

Patch International Inc.

888-864-7372

Email: info@patchinternational.com

Please visit Patch’s corporate website at www.patchenergy.com.

No regulatory authority has passed upon the merits of the proposed transaction and has not approved nor disapproved the contents of this press release.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission (SEC) regulations permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," and "recoverable reserves," that the SEC's guidelines strictly prohibit us from including in filings with the SEC. The SEC regulations define reserves associated with oil sands as mining-related and not a part of conventional crude oil and natural gas reserves. U.S. Investors are urged to consider closely the disclosure in our Form 10-KSB, File No. 0-28627, and other periodic reports, available from us using the contact information shown below. You can also obtain reports from the SEC by calling 1-800-SEC-0330.

This news release contains certain statements that may be deemed “forward-looking statement” about the development of oil sands in Alberta, Canada. All statements in this release, other than statements of historical fact, that address future production, reserve potential, exploration drilling, exploitation activities and events or developments that the Corporation expects to occur, are forward looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects”, “plans” “anticipates”, “believes”, “intends”, “estimates”, “projects”, “potential” and similar expressions, or that events or conditions “will”, “would”, “may”, “could” or “should” occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Although the Corporation believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions. Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. Forward-looking statements are based on the beliefs, estimates and opinions of the Patch’s management on the date the statements are made. The Corporation undertakes no obligation to update these forward-looking statements in the event that management’s beliefs, estimates or opinions, or other factors, should change. For further information investors should review the Corporation’s filings that are available at www.edgar.com.

CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

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